Filed pursuant to Rule No. 424(b)(3)
File Number 333-105740

Prospectus Supplement No. 6
(to Prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003,
Prospectus Supplement No. 2 dated June 27, 2003, Prospectus Supplement No. 3 dated
September 4, 2003, Prospectus Supplement No. 4 dated April 6, 2004, and Prospectus
Supplement No. 5, dated May 10, 2004)

2,887,425 SHARES

AMERICAN TECHNOLOGY CORPORATION

COMMON STOCK

This Prospectus Supplement No. 6 supplements our prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, Prospectus Supplement No. 2 dated June 27, 2003, Prospectus Supplement No. 3 dated September 4, 2003, Prospectus Supplement No. 4 dated April 6, 2004 and Prospectus Supplement No. 5 dated May 10, 2004. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 6 in conjunction with the prospectus and the prior prospectus supplements listed above.

Amendments to Selling Stockholder Table

          1. On January 18, 2005, we gave notice to all holders of Series E Preferred Stock that we have elected to convert the shares of Series E Preferred Stock to common stock. The notice of conversion became effective on February 1, 2005, and on that date all 233,250 issued and outstanding shares of Series E Preferred Stock were converted into an aggregate of 801,306 shares of common stock.

          2. On January 26, 2005, Robert R Clark Jr. and Patricia Venn-Watson exercised warrants for 7,500 shares of common stock at an exercise price of $3.25 per share.

As a result of this Company-initiated conversion and the warrant exercises, the information relating to various stockholders and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended in part as follows:

Selling Stockholder	Common Stock Underlying Series E Preferred Stock (1) Number	Common Stock Underlying Common Stock Warrant (2) Number	Maximum Number of Shares Offered Hereby (4) Number
Bear Stearns Securities Corp Custondian FBO Stephen Weinress IRA	--	3,750	12,339
Canusa Trading Ltd	--	75,000	246,769	(7)
Carlisle Jones	--	0	34,354
Clifford Koerner	--	7,500	24,677
Daniel A Nunes	--	4,875	16,040
Granite Capital II, LP	--	3,750	12,339	(11)
Granite Capital, LP	--	33,750	111,046	(12)
James C Zolin & Josephine Zolin JTWROS	--	7,500	24,677
Jeanne M. Jones	--	15,000	49,354
K. Tucker Andersen	--	37,500	123,385
Leonard M Teninbaum Keogh Acct. Leonard M Teninbaum TTEE	--	63,750	209,754	(16)
Michael Gayner & Christine Gayner CO-TTEE	--	15,000	49,354	(17)
Palermo Trust	--	7,500	24,677	(19)
Sunrise Management Profit Sharing Plan	--	15,000	49,354	(20)
Sunrise Capital, Inc.	--	15,000	49,354	(21)
Richard G Daniels	--	7,500	24,677
Stifel Nicolaus Custodian for Jonathan Berg IRA	--	15,000	49,354
Robert R Clark Jr. and Patricia Venn-Watson	--	0	24,677

(1)	This column formerly included shares of common stock issuable upon the conversion of Series E Preferred Stock. All outstanding shares of Series E Preferred Stock were converted into common stock at our election effective February 1, 2005.

(2)	Includes 357,375 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series E Preferred Stock. The warrants are exercisable at $3.25 per common share, at any time until December 31, 2007.

(4)	Includes shares of common stock that some of the selling stockholders have the right to acquire pursuant to the exercise of warrants.

(7)	Mr. W.A. Manuel is President of Canusa Trading Ltd., and is believed by us to have sole voting and investment power with respect to the securities held.

(11)	The selling stockholder purchased these securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities. Granite Financial Group, Inc. is the general partner of Granite Capital II LP. Daniel S. Schreiber is the sole shareholder and president of Granite Financial Group, Inc. and has sole voting and investment power with respect to the securities held.

(12)	The selling stockholder purchased these securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities. Granite Financial Group, Inc. is the general partner of Granite Capital LP. Daniel S. Schreiber is the sole shareholder and president of Granite Financial Group, Inc. and has sole voting and investment power with respect to the securities held.

(16)	Mr. Leonard M. Teninbaum is trustee of Leonard M. Teninbaum Keogh Account, and is believed by us to have sole voting and investment power with respect to the securities held.

(17)	Michael Gayner and Christine Gayner are believed by us to have shared voting and investment power with respect to the securities held. Gayner Family Trust purchased these securities in the ordinary course of business or personal affairs, and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(19)	James A. Barnes serves as trustee of both Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan, and President of Sunrise Capital, Inc., and is believed by us to have sole voting and investment power with respect to the securities held. Palermo Trust, Sunrise Capital, Inc. and Sunrise Management, Inc. Profit Sharing Plan disclaim beneficial ownership in these securities except to the extent of such person’s pecuniary interest in these securities and disclaim membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(20)	James A. Barnes serves as trustee of both Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan, and President of Sunrise Capital, Inc., and is believed by us to have sole voting and investment power with respect to the securities held. Palermo Trust, Sunrise Capital, Inc. and Sunrise Management, Inc. Profit Sharing Plan disclaim beneficial ownership in these securities except to the extent of such person’s pecuniary interest in these securities and disclaim membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

(21)	James A. Barnes serves as trustee of both Palermo Trust and Sunrise Management, Inc. Profit Sharing Plan, and President of Sunrise Capital, Inc., and is believed by us to have sole voting and investment power with respect to the securities held. Palermo Trust, Sunrise Capital, Inc. and Sunrise Management, Inc. Profit Sharing Plan disclaim beneficial ownership in these securities except to the extent of such person’s pecuniary interest in these securities and disclaim membership in a group with any other entity or person within the meaning of Rule 13d-5(b)(1) under the Exchange Act.

The date of this prospectus supplement is February 16, 2005.